Exhibit 10.11

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of February 15, 2018, is made and entered into by and between Terrapin 4 Sponsor Partnership, LLC, a limited liability company formed under the laws of the state of Delaware (the “Seller”) and Nomura Securities International, Inc., a corporation formed under the laws of the state of New York (the “Purchaser”).

WHEREAS, the Seller and Terrapin 4 Acquisition Corporation (the “Company”) entered into that certain Securities Subscription Agreement, dated as of June 17, 2017 (the “Subscription Agreement”), pursuant to which the Company issued to Seller 9,985,000 shares of the Company’s Class F common stock, par value $0.0001 per share (the “Class F Common Stock”);

WHEREAS, the Seller wishes to assign and sell an aggregate of 2,110,346 shares of Class F Common Stock (the “Shares”) to the Purchaser and the Purchaser wishes to purchase the Shares; and

WHEREAS, the Purchaser wishes to be bound by certain provisions of the Subscription Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1         Purchase of Securities.    Seller hereby assigns and sells to the Purchaser, and Purchaser hereby purchases, the Shares. Purchaser hereby agrees to pay on the date hereof an aggregate of FOUR THOUSAND, FIVE HUNDRED, EIGHTY-SEVEN DOLLARS AND SEVENTY-ONE CENTS ($4,587.71), or approximately $0.0022 per share, in consideration of such purchase. The Seller shall take such steps as are necessary to cause the Company to record such sale on the Company’s stock ledger (or the equivalent thereof). Upon the request of the Purchaser, the Seller shall take reasonable steps to cause the Company to issue in the name of the Purchaser one or more stock certificates representing the Shares.

Section 2         No Conflicts.    Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 3         Representations.     Purchaser represents and warrants, with respect to itself only, as follows: Purchaser hereby acknowledges that an investment in the Shares involves certain significant risks. Purchaser has no need for liquidity in its investment in the Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period. Purchaser acknowledges and hereby agrees that the Shares will not be transferable under any circumstances unless the Purchaser either registers the Shares in accordance with federal and state securities laws or complies with an exemption under such laws. Purchaser further understands that any certificates or other form of recordation evidencing the Shares bear a legend (as provided in the Subscription Agreement) referring to the foregoing transfer restrictions. The Shares are being purchased solely for Purchaser's own account, for investment purposes only, and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof; and Purchaser has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. Purchaser has been given the opportunity to (i) ask questions of and receive answers from the Seller and the Company concerning the terms and conditions of the Shares, and the business and financial condition of the Company and (ii) obtain any additional information that the Seller possesses or can acquire without unreasonable effort or expense that is necessary to assist Purchaser in evaluating the advisability of the receipt of the Shares and an investment in the Company. Purchaser is not relying on any oral representation made by any person as to the Company or its operations, financial condition or prospects. Purchaser is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Section 4         Assignment of Rights and Shares.    Purchaser may assign its rights herein, and assign and sell the Shares, to affiliates of the Purchaser, so long as such transferees agree to be bound by the terms of this Agreement and Sections 4, 5, 6.4 and 7 of the Subscription Agreement. Other than an assignment by Purchaser to its affiliate, no party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

Section 5         Purchaser’s and Company’s Obligations. Purchaser hereby acknowledges that it has received executed copies of the Subscription Agreement and is familiar with all of the terms set forth therein. Purchaser agrees to be bound by Sections 4, 5, 6.4 and 7 of the Subscription Agreement, and the Company, pursuant to Section 6.6 of the Subscription Agreement, hereby consents to be bound by the same provisions with respect to the Purchaser.

Section 6         Miscellaneous.    This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, and the terms, restrictions, obligations and rights set forth in Sections 4, 5, 6.4 and 7 of the Subscription Agreement, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. For purposes of clarification, the restrictions contained in Section 5 of the Subscription Agreement shall not preclude assignments pursuant to Section 4 hereof. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Seller agrees that it will not amend the provisions of the Subscription Agreement in a manner that would aversely affect the Purchaser without the prior written consent of the Purchaser.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

SELLER:

TERRAPIN 4 SPONSOR PARTNERSHIP, LLC

By:	/s/ Nathan Leight
Name: Nathan Leight
Title: Managing Member

PURCHASER:

Nomura Securities International, Inc.

By:	/s/ John Winkler
Name: John Winkler
Title: Managing Director

ACCEPTED AND AGREED TO AS OF

THIS 15 DAY OF FEBRUARY 2018

(for purposes of Section 5 hereof only)

TERRAPIN 4 ACQUISITION CORPORATION

By:	/s/ Nathan Leight
Name: Nathan Leight
Title: Chief Executive Officer